Issuer Free Writing Prospectus dated July 8, 2022

Filed Pursuant to Rule 433 under the Securities Act of 1933

Relating to the Preliminary Prospectus dated July 8, 2022

Registration Statement No. 333-266059

TRULIEVE CANNABIS CORP.

This free writing prospectus relates to the Registration Statement on Form S-3ASR (File No. 333-266059) (the “Registration Statement”) that Trulieve Cannabis Corp. (the “Company”) has filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended.

On July 8, 2022, the Company issued a press release that supplements the information contained in the Registration Statement. A copy of the press release is attached as Appendix A.

The Company has filed a registration statement (including a prospectus) with the SEC for the registration of shares to which this communication relates. You should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and any applicable offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company and any participant in any applicable offering will arrange to send you the prospectus if you request it by calling toll-free 1-844-878-5438.

Appendix A

CORRECTION: Trulieve Announces Registration Statement Filing

July 08, 2022

TALLAHASSEE, Fla., July 8, 2022 /PRNewswire/ — This press release corrects a prior version published on July 7, 2022 to update the timing for effectiveness of the registration statement. Trulieve Cannabis Corp. (CSE: TRUL) (OTCQX: TCNNF) (“Trulieve” or “the Company”), a leading and top-performing cannabis company in the U.S., announced that it filed a shelf registration statement on Form S-3 (the Registration Statement) with the United States Securities and Exchange Commission (“SEC”) on July 7, 2022 to register a base shelf prospectus and to register for resale select subordinate voting shares of the Company. The Registration Statement is expected to become effective upon its acceptance by the SEC.

The Company became eligible to file the S-3 registration statement following one year of reporting under the previously filed registration statement and associated amendments on Form S-1. The S-3 filing provides a shelf registration which may provide the Company with additional flexibility in its future financing opportunities. The specific terms of any securities to be offered pursuant to the base prospectus will be specified in a prospectus supplement. The resale prospectus covers the resale registration by Selling Shareholders of up to 72,288,199 subordinate voting shares. Selling Shareholders may offer, sell or distribute all or a portion of their Subordinate Voting Shares publicly or through private transactions at prevailing market prices or at negotiated prices. However, the registration of the securities covered by the Registration Statement does not necessarily indicate that the Company and/or Selling Shareholders will offer or sell any Subordinate Voting Shares in connection with such registration or within any specific timeframe.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities.

The Company has filed a registration statement (including a prospectus) with the SEC for the registration of shares to which this communication relates. You should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and any applicable offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company and any participant in any applicable offering will arrange to send you the prospectus if you request it by calling toll-free 1-844-878-5438.

About Trulieve

Trulieve is an industry leading, vertically integrated cannabis company and multi-state operator in the U.S. operating in 11 states, with leading market positions in Arizona, Florida, and Pennsylvania. Trulieve is poised for accelerated growth and expansion, building scale in retail and distribution in new and existing markets through its hub strategy. By providing innovative, high-quality products across its brand portfolio, Trulieve delivers optimal customer experiences and increases access to cannabis, helping patients and customers to live without limits. Trulieve is listed on the CSE under the symbol TRUL and trades on the OTCQX market under the symbol TCNNF. For more information, please visit Trulieve.com.

Facebook: @Trulieve

Instagram: @Trulieve

Twitter: @Trulieve

Investor Contact

Christine Hersey, Executive Director of Investor Relations

+1 (424) 202-0210

Christine.Hersey@Trulieve.com

Media Contact

Rob Kremer, Executive Director of Corporate Communications

+1 (404) 218-3077

Robert.Kremer@Trulieve.com

View original content to download multimedia:https://www.prnewswire.com/news-releases/correction—trulieve-announces-registration-statement-filing-301582947.html

SOURCE Trulieve Cannabis Corp.